                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)(1)


                        INTERMUNE PHARMACEUTICALS, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)




                     COMMON STOCK, $.001 PAR VALUE PER SHARE
    ------------------------------------------------------------------------
                         (Title of Class of Securities)




                                  45885B 10 0
                  ---------------------------------------------
                                 (CUSIP Number)





                                    12/31/00
             ------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)

                  / /      Rule 13d-1(c)

                  /X/      Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------                           -----------------------------
  CUSIP NO. 45885B 10                 13G             PAGE 2 OF 9 PAGES
            ---------
------------------------                           -----------------------------



 ---- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Warburg, Pincus Equity Partners, L.P.
      ID Number  13-3536060
 ---- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)
      (b)
 ---- --------------------------------------------------------------------------
 3    SEC USE ONLY
 ---- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Corporation
 ----------------------- ----- -------------------------------------------------
    NUMBER OF            5     SOLE VOTING POWER

      SHARES                   3,130,590
                         ----- -------------------------------------------------
   BENEFICIALLY          6     SHARED VOTING POWER

     OWNED BY                  -0-
                         ----- -------------------------------------------------
       EACH              7     SOLE DISPOSITIVE POWER

    REPORTING                  3,130,590
                         ----- -------------------------------------------------
      PERSON             8     SHARED DISPOSITIVE POWER

      WITH:                    OO
 ----------------------- ----- -------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,130,590 (1)
 ---- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 ---- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1%
 ---- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
 ---- --------------------------------------------------------------------------

------------------------                           -----------------------------
  CUSIP NO. 45885B 10                 13G             PAGE 3 OF 9 PAGES
            ---------
------------------------                           -----------------------------



 ---- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Warburg, Pincus & Co.
      ID Number  13-6358475
 ---- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)
      (b)
 ---- --------------------------------------------------------------------------
 3    SEC USE ONLY

 ---- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York general partnership
 ----------------------- ----- -------------------------------------------------
    NUMBER OF            5     SOLE VOTING POWER

      SHARES                   3,130,590
                         ----- -------------------------------------------------
   BENEFICIALLY          6     SHARED VOTING POWER

     OWNED BY                  -0-
                         ----- -------------------------------------------------
       EACH              7     SOLE DISPOSITIVE POWER

    REPORTING                  3,130,590
                         ----- -------------------------------------------------
      PERSON             8     SHARED DISPOSITIVE POWER

      WITH:                    -0-
 ----------------------- ----- -------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,130,590 (1)
 ---- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 ---- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1%
 ---- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
 ---- --------------------------------------------------------------------------

------------------------                           -----------------------------
  CUSIP NO. 45885B 10                 13G             PAGE 4 OF 9 PAGES
            ---------
------------------------                           -----------------------------



 ---- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      E.M. Warburg, Pincus & Co., LLC
      ID # 13-3536060
 ---- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)
      (b)
 ---- --------------------------------------------------------------------------
 3    SEC USE ONLY

 ---- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York limited liability company
 ----------------------- ----- -------------------------------------------------
    NUMBER OF            5     SOLE VOTING POWER

      SHARES                   3,130,590
                         ----- -------------------------------------------------
   BENEFICIALLY          6     SHARED VOTING POWER

     OWNED BY                  -0-
                         ----- -------------------------------------------------
       EACH              7     SOLE DISPOSITIVE POWER

    REPORTING                  3,130,590
                         ----- -------------------------------------------------
      PERSON             8     SHARED DISPOSITIVE POWER

      WITH:                    -0-
 ----------------------- ----- -------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,130,590 (1)
 ---- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 ---- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1%
 ---- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
 ---- --------------------------------------------------------------------------

     ------------

(1) Includes 2,958,407 shares held by Warburg, Pincus Equity Partners, L.P., 93,918 shares held by Warburg, Pincus Netherlands Equity Partners I, C.V., 62,612 shares held by Warburg, Pincus Netherlands Equity Partners II, C.V., and 15,653 shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg Pincus Equity Partners, L.P. and its three Dutch affiliates are referred to as the "WPEP Group." Warburg, Pincus & Co. ("WP") is the sole general partner of each of the four partnerships in the WPEP Group. WP is managed by E.M. Warburg, Pincus & Co. LLC "EMWP."

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ITEM 1.

        (a)  Name of Issuer:

             InterMune Pharmaceuticals, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             1710 Gilbreth Road Suite 301
             Burlingame, CA 94010

ITEM 2.

        (a)  Name of Person Filing:

             This statement is being filed on behalf of (a) Warburg, Pincus Equity Partners, L.P., including three related limited partnerships ("WPEP"), a Delaware limited partnership; Warburg, Pincus & Co. ("WP"), a New York general partnership, the sole general partner of WPEP, and E.M. Warburg, Pincus & Co., LLC ("EMW LLC") a New York limited liability company, which manages WPEP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC, and may be deemed to control both entities. The members of EMW LLC are substantially the same as the partners of WP.

        (b)  Address of Principal Business Office or, if none, Residence:

             466 Lexington Avenue
             New York, NY 10017

        (c)  Citizenship:

             Warburg, Pincus Equity Partners, L.P. - Delaware
             WARBURG, PINCUS & CO. - New York
             E.M. WARBURG, PINCUS & CO., LLC - New York

        (d)  Title of Class of Securities

             Common Stock, par value $.001 per share

        (e)  CUSIP Number

             45885B 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

        (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);

        (c) / / Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

        (d) / / An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) / / An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

        (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

        (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);

        (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  / /  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

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ITEM 4.  OWNERSHIP


         (a)      Amount Beneficially Owned:

                  3,130,590

         (b)      Percent of Class:

                  13.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           3,130,590

                  (ii)     Shared power to vote or to direct the vote:

                           -0-

                  (iii) Sole power to dispose or to direct the disposition of:

                           3,130,590

                  (iv) Shared power to dispose or to direct the disposition of:

                           -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      WARBURG, PINCUS VENTURES, L.P.

         Dated: 2/14/01               By: Warburg, Pincus & Co., General Partner
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact



                                      WARBURG, PINCUS & CO.

         Dated: 2/14/01
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact



                                      E.M. WARBURG, PINCUS & CO., LLC

         Dated: 2/14/01
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact

                       AGREEMENT OF FILING OF SCHEDULE 13G



The undersigned acknowledge and agree that the following statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts taken together shall constitute one and the same instrument.



                                      WARBURG, PINCUS VENTURES, L.P.

         Dated: 2/14/01               By: Warburg, Pincus & Co., General Partner
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact



                                      WARBURG, PINCUS & CO.

         Dated: 2/14/01
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact



                                      E.M. WARBURG, PINCUS & CO., LLC

         Dated: 2/14/01
               ------------------
                                      By: /s/ SCOTT A. ARENARE
                                          --------------------------------
                                          Scott A. Arenare
                                          Attorney-in-Fact